CANMAX INC.
                    150 W. Carpenter Freeway
                      Irving, Texas  75039





                        October 30, 1997



VIA EDGAR TRANSMISSION


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Registration Statement on Form S-4
     File No. 333-33511

Ladies and Gentlemen:

     Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, Canmax Inc. hereby requests that the Form S-4
Registration Statement (File No. 333-33511) filed with the
Securities and Exchange Commission on August 13, 1997 be withdrawn upon filing this application.

                              Very truly yours,


                              /s/ PHILLIP M. PARSONS
                              -----------------------------
                              Phillip M. Parsons
                              Executive Vice President and
                              Chief Financial Officer



cc:  J. David Washburn, Esq.
     (Arter & Hadden)